FIRST ALBANY COMPANIES INC.     (Exhibit 11)
                    COMPUTATION OF PER SHARE EARNINGS

                            Three Months Ended          Nine Months Ended
                     September 30, September 25,  September 30, September 25,
                          1999         1998           1999         1998
(In thousands, except
per share amounts)
-----------------------------------------------------------------------------

Basic:

Net (loss) income         $ (430)     $ 1,148        $ (410)      $3,642
-----------------------------------------------------------------------------
Weighted average number
  of shares outstanding
  during the period        7,295        7,184         7,283        7,168
-----------------------------------------------------------------------------
Net (loss) income per
  share                   $(0.06)      $ 0.16        $(0.06)      $ 0.51
=============================================================================

Dilutive:

Net (loss) income         $ (430)      $1,148        $ (410)      $3,642
=============================================================================

Weighted average number
  of shares outstanding
  during the period        7,295        7,184         7,283        7,168
Effective of dilutive common
  equivalent shares                       676                        749
-----------------------------------------------------------------------------
Weighted average shares and
  common equivalent shares
  outstanding              7,295        7,860         7,283        7,917
=============================================================================
Net (loss) income per
  share                   $(0.06)      $ 0.15        $(0.06)      $ 0.46
=============================================================================

**Per share figures and shares outstanding have been restated for all dividends declared.

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